Exhibit 99
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

Immediate Release

Axalta Releases Second Quarter 2020 Results
Provides Update on COVID-19 Impacts and Related Actions Taken to Strengthen the Company
Notable Monthly Sequential Net Sales Recovery During Second Quarter
Initiates Global Restructuring to Position Company for Sustained Growth
Second Quarter 2020 Highlights:

•	Notable monthly sequential net sales recovery; June 2020 net sales 82% higher than April 2020

•	~$1.5 billion in total liquidity available at June 30, 2020

•	Net sales of $652.7 million decreased 43.6% year-over-year (decreased 39.7% ex-FX and M&A impacts); June 2020 net sales recovered to down ~24%, ex-FX, versus June 2019

•	Loss from operations of $64.5 million; Adjusted EBIT of $(11.6) million; Q2 2020 includes $45.0 million in COVID-19 related accounting charges

•	Diluted EPS of $(0.35) versus $0.42 in Q2 2019; Adjusted diluted EPS of $(0.15) versus $0.52 in Q2 2019

▪	Global restructuring announced; ~$50 million in annual run-rate structural cost savings
PHILADELPHIA, PA, July 29, 2020 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the second quarter ended June 30, 2020 and provided an update regarding the ongoing impact of the coronavirus (COVID-19) pandemic on its business, employees, customers, and shareholders and related mitigation actions taken and planned. The Company also announced the initiation of a global restructuring of its business to better position Axalta for sustained growth.
Second Quarter 2020 Consolidated Financial Results
Second quarter net sales of $652.7 million decreased 43.6% year-over-year, including a 2.8% negative foreign currency impact and 1.1% negative year-over-year impact from the sale of a China JV interest in Q2 2019. Constant currency organic net sales decreased 39.7% in the period, driven by 39.2% lower volumes and 0.5% lower average price and product mix. Lower volumes across all businesses were driven by COVID-19 impacts, though results improved sequentially in each month following a bottom in April, which was led by Transportation customer site shutdowns globally (excluding China) with gradual reopenings starting in May and lower operating rates of Performance Coatings customers. Transportation Coatings saw continued year-over-year price and product mix improvement, while Performance Coatings declined in the period due to unfavorable product mix in Refinish.
Loss from operations for Q2 2020 totaled $64.5 million compared with income of $157.9 million in Q2 2019. Net loss to common shareholders was $82.8 million for the quarter compared with income of $98.4 million in Q2 2019, and diluted loss per share was $0.35 compared with diluted EPS of $0.42 in Q2 2019. The decreases were primarily driven by volume decline impacts, COVID-19 related accounting charges of $45.0 million primarily associated with fixed costs at underutilized manufacturing sites recognized as a period expense, as well as the impacts of severance, impairments, and strategic review-related charges of $24.6 million in Q2 2020 versus $2.3 million in Q2 2019. These impacts were partially offset by lower operating expenses inclusive of cost actions initiated in late March in response to COVID-19, and by slightly favorable variable input costs.
Adjusted EBIT of $(11.6) million for the second quarter compared with $197.4 million in Q2 2019. Adjusted diluted EPS of $(0.15) compared with $0.52 in Q2 2019. These results were driven by lower global volumes across all end-markets and COVID-19 related accounting charges, partly offset by lower operating expenses inclusive of cost actions initiated in late March in response to COVID-19, and slightly lower variable input costs.

Robert W. Bryant, Axalta's President and CEO, commented, "We continue to be impacted by the coronavirus pandemic across our business, and we remain focused on operating safely while protecting the health and well-being of our employees, customers, and communities where we live and work. The impact on customer demand related to COVID-19 continues to gradually improve month-to-month, but there remain significant challenges and uncertainties around the timing and shape of the recovery. Given this, we remain committed to managing with agility to ensure we mitigate risk and control costs as effectively as possible."
In May, Axalta announced initial actions taken to counter COVID-19-related customer demand impacts across the business, including reductions in discretionary and other SG&A costs with a target of $100 million in savings to be realized during 2020.
Mr. Bryant commented, "We are proud that the second quarter benefited substantially from our proactive management philosophy and key actions implemented, allowing June results to return to profitability with volumes only partially recovered during the month. Axalta was able to reduce operating costs during the quarter by approximately $75 million, exceeding earlier expectations, and we now expect to beat our prior target for the full year and to generate at least $130 million in total cost savings.”
Mr. Bryant continued, "The nature of customer demand impacts during the quarter made the period uniquely challenging, including muted demand within Performance Coatings as well as prolonged customer shutdowns in Transportation Coatings, driving the recognition of fixed costs in the period due to underutilization of manufacturing sites. Nonetheless, our businesses have demonstrated resilience and emerged from the period fully intact, while customers have continued to experience Axalta's dedication to service, as they have come to expect from an industry leader. I can't thank our team enough for their dedication to fulfilling critical customer needs, and for the many examples we have seen of the Axalta team responding to the unique challenges of this period."
Performance Coatings Results
Performance Coatings second quarter net sales were $482.1 million, a decrease of 36.3% year-over-year. Constant currency organic net sales decreased 32.3% in the period before the net negative M&A-related impact of 1.6% from the China powder JV sale in Q2 2019, and 2.4% from negative foreign currency translation. Drivers of the constant currency organic decline included a 29.7% volume decline derived from both end-markets, as well as a 2.6% decrease in average price and product mix primarily from the Refinish end-market.
Refinish net sales declined 41.4% to $261.9 million in Q2 2020 (decreased 38.7% excluding foreign currency) with lower volume including demand impact from COVID-19 which substantially reduced global traffic volumes, as well as reduced average price and product mix contribution principally from a change in product mix. Industrial net sales decreased 28.8% to $220.2 million (decreased 23.2% excluding foreign currency and M&A-related impacts), including volume declines over 20% but with largely stable average price and product mix globally. Industrial sub-businesses including wood, powder, and energy solutions have all seen demand improve notably in June.
The Performance Coatings segment generated Adjusted EBIT of $1.5 million in the second quarter compared with $127.6 million in Q2 2019. The decline, principally from negative impacts of lower volume, accounting charges related to COVID-19 impacts, lower price and product mix, and foreign exchange, was partially offset by lower operating expenses and modestly lower variable costs.
Transportation Coatings Results
Transportation Coatings net sales were $170.6 million in Q2 2020, a decrease of 57.4% year-over-year, including a 3.7% negative currency translation impact. Constant currency net sales declined 53.7% in the period, driven by a 57.2% decrease in volume, offset partially by 3.5% higher average price and product mix.
Light Vehicle net sales decreased 58.7% to $126.3 million year-over-year (decreased 54.9% excluding foreign currency), driven largely by lower global automotive production resulting from the COVID-19 pandemic, and modest foreign exchange headwinds, offset partially by improved price and product mix. Commercial Vehicle net sales decreased 53.2% to $44.3 million from Q2 2019 (decreased 50.1% excluding foreign currency), also driven by global customer production rate declines resulting from COVID-19. Average price and product mix was a moderate offsetting tailwind in the period.

The Transportation Coatings segment generated an Adjusted EBIT loss of $39.3 million in Q2 2020 compared with income of $40.4 million in Q2 2019, driven principally by the impact of lower volume and accounting charges related to COVID-19 impacts, offset partly by lower operating costs and positive price and product mix.
Balance Sheet and Cash Flow Highlights
Axalta ended the quarter with cash and cash equivalents of $1.1 billion. Our debt, net of cash, was $2.9 billion as of June 30, 2020, which compared with $2.8 billion as of December 31, 2019. Our net debt to trailing twelve month Adjusted EBITDA ratio was 4.0x at quarter end. Axalta ended the quarter with approximately $1.5 billion in available liquidity, including $361.0 million of capacity under our undrawn revolver and the proceeds from the June issuance of $500 million in aggregate principal amount of 4.750% senior unsecured notes due 2027. We have no affirmative financial covenants on our current outstanding indebtedness, and we ended Q2 with an Adjusted EBITDA to interest expense coverage ratio of 4.7x.
Second quarter total use of operating cash flow was $1.7 million versus $126.7 million of cash generated in Q2 2019, reflecting reduced operating income during the period, including COVID-19 impacts on the business, offset in part by improved working capital and reduced cash outflows related to customer investments in the period. Free cash flow totaled a use of $17.8 million compared to $103.7 million provided in the prior year second quarter, including lower capital expenditures in the period totaling $19.7 million versus $26.7 million in second quarter 2019.
“Despite unprecedented customer demand disruption due to the pandemic and associated reduced operating rates during the second quarter, our initial actions to adjust our cost structure and maximize cash flow globally have helped stabilize Axalta's overall financial profile,” said Sean Lannon, Axalta's Chief Financial Officer. “Second quarter results benefited from approximately $75 million in cost savings as well as $70 million in incremental cash flows versus our prior plan from reduced capital expenditures and actions to drive working capital savings. We now expect to see combined savings in 2020 from COVID-related cost and cash flow actions in excess of $270 million, with remaining amounts to benefit the third quarter somewhat more than the fourth quarter."
Global Restructuring Announced
Axalta also announced that it is initiating a global restructuring of its business to better align the Company's cost structure in light of current economic pressures and to position Axalta for sustained growth. The restructuring is expected to result in a net 5% reduction of Axalta’s global workforce, or approximately 550 employees globally, with the potential for additional reductions from Europe, subject to works council consultations and local legal requirements. The 5% reduction in Axalta's workforce should be completed over 24 months and generate savings of approximately $50 million, with $40 million expected by the end of 2021. The Company expects to incur cash costs of $55-65 million inclusive of capital expenditures, with $25-30 million of the total expected for the remainder of 2020.
Mr. Bryant commented, “Given the significant customer demand headwinds we are facing due to COVID-19, we have made the difficult decision to undertake a global restructuring to address the continued effects of the pandemic and further improve our cost structure. As part of this process, we are streamlining our workforce to align with current and expected future customer demand and to enable Axalta to be cost competitive in the markets in which we compete. Through Axalta Way, coupled with the insights gleaned through the strategic review process, we believe we have the tools to transform our business for sustained profitable growth for the benefit of all stakeholders.”
Mr. Bryant continued, “Beyond these immediate restructuring actions, we are actively planning incremental steps to further reduce expenses and increase our speed and agility to market. We plan to move forward vigorously to position Axalta for ongoing profitable growth across the markets we serve.”
Axalta anticipates approximately $195 million of in-year 2020 cost savings from the restructuring actions announced today and previously planned actions. This includes $55 million from the Company’s ongoing Axalta Way savings, approximately $10 million of incremental restructuring savings, and the $130 million in temporary cost savings discussed above.
Mr. Bryant concluded, “I want to thank all members of the Axalta team for their dedication and resilience through this dynamic and challenging period amid the COVID-19 pandemic. We truly believe that the actions taken with this restructuring will help make Axalta a stronger competitor with substantial future growth opportunities as we recover from the current downturn.”

Financial Guidance Update
Forecast visibility remains limited, but we are updating discrete guidance elements as follows:

•	Q3 net sales: Expected to be down ~15-20% compared to Q3 2019 including 1% negative impact from FX

•	FY diluted shares: ~236 million

•	FY capex: ~$80 million (50% lower than January guidance)

•	FY interest expense: ~$150 million
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its second quarter 2020 financial results on July 29, 2020, at 10:00 a.m. ET. The dial-in phone number for the conference call is +1-201-689-8560. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate, a replay will be available through August 5, 2020, with a dial-in number of +1-412-317-6671 and pin: 13707303.
Reclassifications and Revisions
The condensed consolidated statements of operations for the three and six months ended June 30, 2019 have been updated for comparability with the current year presentation to separately present other operating charges as detailed in our annual report on Form 10-K for the year ended December 31, 2019.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including our outlook, which includes net sales growth, currency effects, acquisition or divestment impacts, Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization, and diluted shares outstanding, the effects of COVID-19 on Axalta’s business and financial results and the restructuring detailed in the release (the "Restructuring"). Axalta has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “outlook”, “projects,” “forecasts,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including developments that could impact the timing, costs and savings associated with, the Restructuring, as well as the review of strategic alternatives that was concluded in March 2020 and the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The extent and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted EPS, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.

About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$652.7	$1,157.5	$1,636.2	$2,276.8
Cost of goods sold	499.2	748.4	1,146.0	1,499.7
Selling, general and administrative expenses	154.2	202.4	349.6	418.0
Other operating charges	24.7	2.5	56.3	9.6
Research and development expenses	11.2	17.9	27.8	36.1
Amortization of acquired intangibles	27.9	28.4	55.9	56.9
(Loss) income from operations	(64.5)	157.9	0.6	256.5
Interest expense, net	36.1	41.0	72.6	82.3
Other income, net	(2.2)	(0.9)	(1.4)	(1.9)
(Loss) income before income taxes	(98.4)	117.8	(70.6)	176.1
(Benefit) provision for income taxes	(15.2)	17.9	(39.8)	32.1
Net (loss) income	(83.2)	99.9	(30.8)	144.0
Less: Net (loss) income attributable to noncontrolling interests	(0.4)	1.5	(0.2)	2.2
Net (loss) income attributable to controlling interests	$(82.8)	$98.4	$(30.6)	$141.8
Basic net (loss) income per share	$(0.35)	$0.42	$(0.13)	$0.61
Diluted net (loss) income per share	$(0.35)	$0.42	$(0.13)	$0.60
Basic weighted average shares outstanding	235.2	233.3	235.1	233.7
Diluted weighted average shares outstanding	235.2	235.4	235.1	236.0

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,123.6	$1,017.5
Restricted cash	2.9	3.0
Accounts and notes receivable, net	664.0	830.1
Inventories	539.3	591.6
Prepaid expenses and other current assets	150.4	131.2
Total current assets	2,480.2	2,573.4
Property, plant and equipment, net	1,158.2	1,223.0
Goodwill	1,209.3	1,208.9
Identifiable intangibles, net	1,158.1	1,223.9
Other assets	662.8	588.8
Total assets	$6,668.6	$6,818.0
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$331.9	$483.7
Current portion of borrowings	41.3	43.9
Other accrued liabilities	487.7	545.3
Total current liabilities	860.9	1,072.9
Long-term borrowings	3,980.0	3,790.2
Accrued pensions	278.3	285.2
Deferred income taxes	108.7	115.5
Other liabilities	182.1	144.6
Total liabilities	5,410.0	5,408.4
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 250.6 and 250.1 shares issued at June 30, 2020 and December 31, 2019, respectively	250.5	249.9
Capital in excess of par	1,479.5	1,474.1
Retained earnings	411.1	443.2
Treasury shares, at cost, 15.2 shares at June 30, 2020 and December 31, 2019	(418.4)	(417.5)
Accumulated other comprehensive loss	(509.6)	(395.5)
Total Axalta shareholders’ equity	1,213.1	1,354.2
Noncontrolling interests	45.5	55.4
Total shareholders’ equity	1,258.6	1,409.6
Total liabilities and shareholders’ equity	$6,668.6	$6,818.0

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended June 30,
	2020	2019
Operating activities:
Net (loss) income	$(30.8)	$144.0
Adjustment to reconcile net income to cash (used for) provided by operating activities:
Depreciation and amortization	163.2	180.3
Amortization of deferred financing costs and original issue discount	4.1	4.4
Debt extinguishment and refinancing related costs	2.4	0.2
Deferred income taxes	(61.2)	(1.6)
Realized and unrealized foreign exchange losses, net	2.8	2.8
Stock-based compensation	11.2	5.3
Divestitures and impairment charges	3.2	3.9
Interest income on swaps designated as net investment hedges	(7.3)	(7.2)
Other non-cash, net	8.3	(0.6)
Changes in operating assets and liabilities:
Trade accounts and notes receivable	136.8	(152.9)
Inventories	32.5	(1.4)
Prepaid expenses and other assets	(60.3)	(81.6)
Accounts payable	(131.0)	20.7
Other accrued liabilities	(87.9)	(54.0)
Other liabilities	11.5	6.5
Cash (used for) provided by operating activities	(2.5)	68.8
Investing activities:
Acquisitions, net of cash acquired	—	(1.9)
Purchase of property, plant and equipment	(42.4)	(47.2)
Proceeds from sale of consolidated joint venture, net of cash divested	—	8.2
Interest proceeds on swaps designated as net investment hedges	7.3	7.2
Other investing activities, net	0.8	—
Cash used for investing activities	(34.3)	(33.7)
Financing activities:
Proceeds from long-term borrowings	500.0	—
Payments on short-term borrowings	(18.6)	(20.5)
Payments on long-term borrowings	(313.1)	(13.7)
Financing-related costs	(6.0)	(2.1)
Purchases of common stock	(0.9)	(105.3)
Net cash flows associated with stock-based awards	0.3	25.9
Purchase of noncontrolling interests	(1.6)	(31.1)
Other financing activities, net	(1.0)	(1.1)
Cash provided by (used for) financing activities	159.1	(147.9)
Increase (decrease) in cash	122.3	(112.8)
Effect of exchange rate changes on cash	(16.3)	1.0
Cash at beginning of period	1,020.5	696.4
Cash at end of period	$1,126.5	$584.6

Cash at end of period reconciliation:
Cash and cash equivalents	$1,123.6	$577.3
Restricted cash	2.9	7.3
Cash at end of period	$1,126.5	$584.6

The following table reconciles (loss) income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(Loss) income from operations	$(64.5)	$157.9	$0.6	$256.5
Other income, net	(2.2)	(0.9)	(1.4)	(1.9)
Total	(62.3)	158.8	2.0	258.4
Debt extinguishment and refinancing related costs (a)	—	0.2	2.4	0.2
Termination benefits and other employee related costs (b)	15.2	2.8	34.7	4.1
Strategic review and retention costs (c)	6.7	0.8	18.2	0.8
Offering and transactional costs (d)	0.1	0.2	0.2	0.8
Loss (gain) on divestiture and impairments (e)	2.7	(1.3)	3.2	3.9
Pension special event (f)	(0.6)	—	(1.8)	—
Accelerated depreciation (g)	0.4	6.7	8.5	12.8
Indemnity income (h)	—	(0.2)	—	(0.2)
Step-up depreciation and amortization (i)	26.2	29.4	53.7	60.5
Adjusted EBIT	$(11.6)	$197.4	$121.1	$341.3

Segment Adjusted EBIT:
Performance Coatings	$1.5	$127.6	$80.9	$206.2
Transportation Coatings	(39.3)	40.4	(13.5)	74.6
Total	(37.8)	168.0	67.4	280.8
Step-up depreciation and amortization (i)	26.2	29.4	53.7	60.5
Adjusted EBIT	$(11.6)	$197.4	$121.1	$341.3

(a)
Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)
Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees which will be earned over a period of 18-24 months. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)
Represents expenses and associated changes to estimates related to the sale of our interest in a joint venture business and other impairments, which are not considered indicative of our ongoing operating performance.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, which we do not consider indicative of our ongoing operating performance.

(g)
Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity income associated with the acquisition by Axalta of the DuPont Performance Coatings business, which we do not consider indicative of our ongoing operating performance.

(i)
Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net (loss) income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(83.2)	$99.9	$(30.8)	$144.0
Less: Net (loss) income attributable to noncontrolling interests	(0.4)	1.5	(0.2)	2.2
Net (loss) income attributable to controlling interests	(82.8)	98.4	(30.6)	141.8
Debt extinguishment and refinancing related costs (a)	—	0.2	2.4	0.2
Termination benefits and other employee related costs (b)	15.2	2.8	34.7	4.1
Strategic review and retention costs (c)	6.7	0.8	18.2	0.8
Offering and transactional costs (d)	0.1	0.2	0.2	0.8
Loss (gain) on divestiture and impairments (e)	2.7	(1.3)	3.2	3.9
Pension special event (f)	(0.6)	—	(1.8)	—
Accelerated depreciation (g)	0.4	6.7	8.5	12.8
Indemnity income (h)	—	(0.2)	—	(0.2)
Step-up depreciation and amortization (i)	26.2	29.4	53.7	60.5
Total adjustments	50.7	38.6	119.1	82.9
Income tax provision impacts (j)	2.8	14.3	49.6	20.6
Adjusted net (loss) income	$(34.9)	$122.7	$38.9	$204.1
Diluted adjusted net (loss) income per share	$(0.15)	$0.52	$0.16	$0.86
Diluted weighted average shares outstanding (1)	235.2	235.4	235.8	236.0

(1)
For the six months ended June 30, 2020, the diluted weighted average shares outstanding represents the diluted share count if the period had been in a net income position, compared to 235.1 million diluted shares reported.

(a)
Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)
Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees which will be earned over a period of 18-24 months. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)
Represents expenses and associated changes to estimates related to the sale of our interest in a joint venture business and other impairments, which are not considered indicative of our ongoing operating performance.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, which we do not consider indicative of our ongoing operating performance.

(g)
Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity income associated with the acquisition by Axalta of the DuPont Performance Coatings business, which we do not consider indicative of our ongoing operating performance.

(i)
Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(j)
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were expenses of $3.4 million and benefits of $30.5 million, $5.7 million, and $4.1 million for the three months and six months ended June 30, 2020 and 2019, respectively. The tax benefits for the six months ended June 30, 2020 include the removal of a significant one-time benefit associated with the recognition of a deferred tax asset related to an intra-entity transfer of certain intellectual property rights. The deferred tax benefit will be ratably amortized into our adjusted income tax rate as the tax attribute is realized.

The following table reconciles cash (used for) provided by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019	2020	2019
Cash (used for) provided by operating activities	$(0.8)	$(57.9)	$(1.7)	$126.7	$(2.5)	$68.8
Purchase of property, plant and equipment	(22.7)	(20.5)	(19.7)	(26.7)	(42.4)	(47.2)
Interest proceeds on swaps designated as net investment hedges	3.7	3.5	3.6	3.7	7.3	7.2
Free cash flow	$(19.8)	$(74.9)	$(17.8)	$103.7	$(37.6)	$28.8

The following table reconciles net (loss) income to EBITDA and adjusted EBITDA for the periods presented (in millions):

	Three Months Ended June 30,		Twelve Months Ended June 30, 2020		Six Months Ended June 30,		Year Ended December 31, 2019
	2020	2019			2020	2019
Net (loss) income	$(83.2)	$99.9	$77.8		$(30.8)	144.0	$252.6
Interest expense, net	36.1	41.0	152.9		72.6	82.3	162.6
Provision (benefit) for income taxes	(15.2)	17.9	5.5		(39.8)	32.1	77.4
Depreciation and amortization	76.6	88.7	335.9		163.2	180.3	353.0
EBITDA	14.3	247.5	572.1		165.2	438.7	845.6
Debt extinguishment and refinancing related costs (a)	—	0.2	2.4		2.4	0.2	0.2
Termination benefits and other employee related costs (b)	15.2	2.8	65.8		34.7	4.1	35.2
Strategic review and retention costs (c)	6.7	0.8	30.8		18.2	0.8	13.4
Offering and transactional costs (d)	0.1	0.2	0.4		0.2	0.8	1.0
Loss (gain) on divestiture and impairments (e)	2.7	(1.3)	20.4		3.2	3.9	21.1
Foreign exchange remeasurement (gains) losses (f)	(0.3)	2.2	5.7		2.0	4.6	8.3
Long-term employee benefit plan adjustments (g)	(0.6)	0.3	(2.1)		(1.7)	0.5	0.1
Stock-based compensation (h)	6.1	(1.4)	21.6		11.2	5.3	15.7
Dividends in respect of noncontrolling interest (i)	—	—	(0.9)		(0.5)	(1.1)	(1.5)
Other adjustments (j)	(0.1)	(0.3)	0.1		0.1	(0.2)	(0.2)
Adjusted EBITDA	$44.1	$251.0	$716.3		$235.0	$457.6	$938.9

Adjusted EBITDA to interest expense coverage ratio			4.7	x

(a)
Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)
Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees which will be earned over a period of 18-24 months. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)
Represents expenses and associated changes to estimates related to the sale of our interest in a joint venture business and other impairments, which are not considered indicative of our ongoing operating performance.

(f)
Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)
Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

(j)
Represents certain non-operational or non-cash gains and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including indemnity (income) losses associated with the acquisition by Axalta of the DuPont Performance Coatings business, gains and losses from the sale and disposal of property, plant and equipment, gains and losses from the remaining foreign currency derivative instruments and from non-cash fair value inventory adjustments associated with our business combinations.